EXHIBIT 4.7
MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT dated April 27, 2009 (together with the Annexes thereto, hereinafter the “Agreement”) is entered into by and between:
(i)	PETROBRAS ENERGÍA S.A., a company duly organized and existing in accordance with the laws of the Republic of Argentina (“PESA” or the “Seller”, indistinctly); and

(ii)
PETROBRAS INTERNATIONAL BRASPETRO BV, a company duly organized and existing in accordance with the laws of the Netherlands (“PIBBV” or the “Buyer”, indistinctly and collectively with the Seller, the “Parties”).

WHEREAS:
(I)
The Buyer and the Seller, in their respective proportions, are the lawful owners and sole beneficiaries of the membership interests in “PETROBRAS DE VALORES INTERNACIONAL DE ESPAÑA, S.L.” (Sociedad Unipersonal), a limited liability company organized under the laws of the Kingdom of Spain, domiciled at Miguel Ángel 24, 3° interior izquierda, Madrid, Kingdom of Spain, registered with the Commercial Registry of Madrid under Volume 16.071, Folio 44, Page No. M-272084, and holder of TIN [CIF] B82823907 (“PVIE”).

(II)
The capital of PVIE is represented by 782,053 equal, accruable and indivisible membership interests of €1 (One Euro) nominal value each, numbered from 1 to 782.053, both inclusive, fully paid-in, carrying the same rights and obligations (the “Membership Interests”).

(III)	As of the date hereof the Buyer is the owner of 312,821 membership interests.

(IV)
As of the date hereof, Seller is the owner of 469,232 membership interests, acquired as follows: 60,102 membership interests, numbers 1 to 60,102, according to articles of organization by notarial instrument [escritura pública] dated December 15, 2000, executed before the Notary Public José Antonio Escartin Ipiens, under No. 5.794 of his notarial protocol; 60,102 membership interests, numbers 60.103 to 120.204, according to notarial instrument of capital increase dated July 27, 2001, executed before the Notary Public José Antonio Escartin Ipiens, under No. 3.475 of his notarial protocol; 4,796 membership interests, numbers 120.205 to 125.000, according to the notarial instrument of capital increase dated October 11, 2002, before the Notary Public José Antonio Escartin Ipiens, under No. 3.622 of his notarial protocol; 163.000 membership interests numbers 125.001 to 288.000, according to the notarial instrument of capital increase dated December 11, 2002 executed before the Notary Public José Antonio Escartin Ipiens, under No. 4.445 of his protocol; and 181.232 membership interests, numbers 480.001 to 661.232 according to the notarial instrument of capital dated December 19, 2007 executed before the Notary Public Ignacio Ramos Covarrubias, under No. 6.687 of his protocol.

(V)	PVIE is the direct Controlling company of the companies set forth in Annex A hereto.

(VI)
The Companies are the owners of the following oil assets: a) PEP: Lot X (100%), Lot 57 (46.16%), Lot 58 (100%), Lot 103 (30%), Lot 110 (50%), Lot 117 (50%), Technical Assessment Agreements [Convenios de Valuación Técnica] (C.E.T.) N° 26, 27, 28, 29, 30 and 31 of Cuenca Marañón (33.33%); PEV: Campo Acema (3.1%).

(VII)
As of the date hereof the management, operation and exploitation of the Companies were exercised by the Directors designated by the Seller, which performance has not yet been subject to consideration by the Shareholders’ Meetings.

(VIII)
Although the sale involves the sale of Companies, their assets consist of hydrocarbon developments as regards which there has been no Operating Committee to follow the works and investments, as is the usual practice in the industry, the forgoing supports the inclusion herein of certain representations and warranties of the Seller.

(IX)
The Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from the Seller, approximately 60% (sixty per cent) of the Membership Interests representing the capital of PVIE, in accordance with and pursuant to the terms and conditions hereto. Thus, the Seller, after the execution of this Purchase Agreement will have sold to the Seller its aggregate interests held in PVIE.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:
ARTICLE 1. DEFINITIONS
1.1 Definitions. In addition to the definitions provided hereunder, capitalized terms herein shall have the meanings set forth in Annex 1.1 for the purposes of the interpretation of this Agreement.
1.2 Certain Issues related to Interpretation. The definitions herein shall be applied indistinctly in the singular and in the plural, as well as to the masculine, feminine and neutral gender. It shall be deemed that terms defined in the singular include the plural and vice versa and that references to any gender shall include each other gender, as the context may require. The terms “hereof,” “herein,” “hereby” and “herewith” and words of similar meaning must be construed, unless otherwise established, as referring to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the word “include” and the word “including” and terms of similar meaning are used it shall be deemed to be followed by the words “without limitation”. Any reference to an Article, Clause, paragraph and Annex shall refer to Articles, Clauses, paragraphs and Annexes hereto unless otherwise indicated. The term “or” shall not be deemed exclusive. The provisions shall apply, if the case may be, to subsequent events and operations. In order to avoid any doubt, “ordinary course of business”, as used in this Agreement, shall include the past and usual practices of the Companies, the conducts carried out according to applicable regulations and the regular course of business of the Companies, in light of the political and economic conditions of the countries where their activities are conducted.

ARTICLE 2. PURCHASE OF MEMBERSHIP INTERESTS
2.1. Purchase of Membership Interests. The Seller hereby irrevocably sells, assigns and transfers to the Buyer, free from any Encumbrance and the Buyer purchases and acquires from the Seller on a firm and irrevocable basis for the Purchase Price, the following Membership Interests with all the rights inherent therein: (i) 288,000 Membership Interests, with a nominal value of €1 (One Euro) each, numbered from 1 to 288,000, both inclusive, fully paid up; and (ii) 181.232 Membership Interests, with a nominal value of €1 (One Euro) each, numbered from 480.001 to 661.232, both inclusive, issued by way of the capital increase dated December 11, 2007 and executed before the Notary Public Ignacio Ramos Covarrubias, under his notarial protocol No. 6.687 (the “Capital Increase Notarial Instrument”), registered with the Register of Commerce of Madrid under volume 17.961, folio 225, section 8, page M-272084, entry 26. The Parties undertake, or if the case may be, they mutually empower each other, so that any of them may appear before a Spanish notary public to take any step as regards the notarial instrument of this purchase or any minutes of representation, establishing that the Capital Increase Notarial Instrument has been recorded. The Membership Interests set forth under (i) and (ii) are hereinafter referred to as the “Transferred Membership Interests”.
2.2. Purchase Price. (a) The purchase price of the Transferred Membership Interests, net and free from any withholding or Tax, fee and contribution that may levy the purchase and sale of the Transferred Membership Interests, amounts to US$619,400,000 (U.S. Dollars) (the “Purchase Price”), payable as stipulated under Section 5.3(b).
(b) The Purchase Price shall be paid in 3 (three) installments and each installment shall be adjusted by the Agreed Interest Rate for the period encompassed between the (i) Execution Date and the First Installment payment date; (ii) the Execution Date and the Second Installment payment date and (iii) the Execution Date and the Third Installment payment date.
(c) The Buyer shall pay the Purchase Price to the Seller on the Purchase Payment Dates by means of wire transfer to bank account No. 36968355, ABA 021000089, Swift CITIUS33, Beneficiary Petrobras Energía S.A. at Citibank New York or to any other account that the Seller may designate in writing to the Buyer at least ten (10) Business Days prior to the Purchase Price Payment Date. Any prospective bank expenses and commissions related to the transfer and deposit of the Purchase Price to the account of the Seller shall be paid by the Buyer.

(d) Save for the above paragraph and as otherwise indicated in this Agreement, all the costs of the transaction, including transfer, registration and similar taxes shall be borne by the Party incurring such expense.
(e) Upon evidence of payment of each Purchase Price payment in the account referred to under Clause 2.2(c), the Seller shall issue a receipt and partial letter of cancellation of payment of the Purchase Price in due manner in favor of the Buyer, pursuant to the terms of Clause 5.3 (b).
ARTICLE 3. REPRESENTATIONS
AND WARRANTIES OF THE SELLER
As of the Execution Date the Seller represents and warrants to the Buyer as follows:
3.1 Organization and Good Standing. (a) To the best of the Seller’s knowledge, the Companies are duly organized, validly existing and in good standing under the laws of their respective places of organization and registration and have all requisite powers and authority to own or dispose of their assets and to carry out their respective businesses as currently conducted. The Seller has delivered to the Buyer a true and faithful copy of the effective by-laws of Companies.
(b) The Seller is a company duly organized, validly existing and in good standing under the laws of Argentina and has all requisite powers and authority to own the Transferred Membership Interests in accordance with Spanish laws in force.
3.2 Authorization. (a) To the best of the Seller’s knowledge, all the corporate actions and any other kind of action to be performed by the Seller, including without limitation, all the actions to be taken by the directors, shareholders or officers of the Seller to authorize the Seller to execute and perform this Agreement and to transfer the Transferred Membership Interests, have been duly and correctly performed.
(b) The Seller has all necessary power and authority to execute this Agreement and to fully perform its obligations hereunder. This Agreement has been duly executed by the Seller and constitutes a valid and binding obligation of the Seller enforceable against the Seller according to the terms hereof.
3.3 No Conflict. To the best of the Seller’s knowledge, the execution, delivery and performance hereof (i) will not accelerate or entitle any Party to accelerate, terminate, amend or cancel any material covenant of any trust, agreement, lease, sub-lease, loan, title or any material obligation or liability to which the Companies are party to or are bound by or any of their assets are subject to, the other party’s consents shall be secured, if necessary, to avoid such acceleration; (ii) will not conflict with, or bring about any violation of default of any provision of the by-laws (or other organizational document) or shareholder’s agreement of the Seller or the Companies, or any default under or violation of any restriction, encumbrance, charge, trust agreement, contract, lease, sub-lease, loan agreement, title or any material obligation or liability to which the Seller or the Companies are parties to or bound by or to which any assets are subject to, or will result in the creation of any Encumbrance or charge over any of the assets; or (iii) will not violate any order, judgment, decree, provision or regulation of any court or governmental agency binding upon the Seller or the Companies and that, in the case of items (i), (ii) and (iii) above, would reasonably be expected to have a Material Adverse Effect.

3.4 Title to the Transferred Membership Interests. Subsidiaries. (a) The Seller is the direct and registered titleholder of the Transferred Membership Interests and has a perfect, valid and negotiable title over the Transferred Membership Interests, which, to the best of the Seller’s knowledge are free from Encumbrances. To the best of the Seller’s knowledge, upon the consummation of the transfer of the Transferred Membership Interests in compliance with Spanish law and upon execution thereof in a public document, the Buyer shall acquire an absolute and valid title over the Transferred Membership Interests, free from Encumbrances.
(b) Except for PEP, PEV and CP31OIL, PVIE does not own any shares or membership interest in the capital of any legal entity or company, and has no other direct subsidiaries.
3.5 Capitalization. (a) The capital of PVIE consists of 782,053 Membership Interests. All the Membership Interests have been validly issued, have been fully paid up and confer the same rights and obligations. There are no other kinds of membership interests in the capital of PVIE. There are no options or other rights to acquire additional Membership Interests or any other kind of interests in the capital of PVIE that are outstanding or that in any other manner may confer the holder thereof the right to acquire additional Membership Interests or other interests, and PVIE is under no obligation to issue such options.
(b) PVIE is the beneficiary and owner of record of all the shares and/or membership interests in the capital stock of PEP (except for the 300,010 shares, representing a 0.21% in the capital stock of PEP owned by Petrobras Energía Internacional S.A.), PEV and CP31OIL (except for the minority interest of Petrobras Energía Ecuador). To the best of the Seller’s knowledge, all such shares have been duly authorized, validly issued and are fully paid up and have not been issued in violation of any rights of first refusal, preemptive rights, subscription rights or similar right. All such shares are not subject to additional contributions.
(c) As of the Execution Date, there is no outstanding (i) capital increases or reductions or capitalizations of irrevocable contributions, (ii) subscriptions, issues or redemption of Membership Interests or shares, (iii) amendment to the by-laws of the Companies, (iv) mergers, spin-offs or transfer of concerns, or (v) corporate actions of similar significance, apart from the transfer of the Transferred Membership Interests to the Buyer under this Agreement.
3.6 Financial Statements. The financial statements of PVIE, PEP and PEV as of December 30, 2008 (the “Financial Statements”) are attached hereto as Annex 3.6. The Financial Statements: (i) adjust to the accounting books and records of the respective Companies; (ii) have been prepared in accordance with the GAAP in force in each of the countries of incorporation and registration of the Companies (as the case may be) consistent with the past practices and policies of the respective Companies; (iii) are true and correct, fairly present the financial and economic condition of the respective Companies as of the dates thereof and (iv) pertaining to PVIE were audited by independent auditors.

3.7 Insurance. To the best of the Seller’s knowledge, the Companies have all the necessary insurance policies to conduct their activities and cover their assets. To the best of the Seller’s knowledge, all such policies are valid and remain in force according to their terms, and have been taken out with leading insurance companies. To the best of the Seller’s knowledge, no insurance has been denied to the Companies and no insurance has been cancelled to the Companies during the last five years.
3.8 Litigation. To the best of the Seller’s knowledge, except for the information contained in Annex 3.8 and Annex 3.22 (b) hereto, there is no action, suit, proceeding, arbitration or investigation pending or, to the best of the Seller’s knowledge threatened against: (i) the Companies or the Companies’ assets, properties or activities that may have a Material Adverse Effect; or (ii) the Seller as regards its title to the Membership Interests. To the best of the Seller’s knowledge, there is no order, writ or decree currently in force against the Companies or the Seller as regards the management of the Companies that may have a Material Adverse Effect.
3.9 Licenses and Permits. To the best of the Seller’s knowledge, the Companies are the titleholders, have or possess all licenses and permits necessary to use the word “Petrobras” in its corporate name, the trademarks, logos and other intellectual and industrial property rights related to such work or containing such word; they are owners or lessees, operate and use their assets and properties and conduct and carry out their business as currently operated, except for the licenses and permits which if lacking do not produce a Material Adverse Effect. To the best of the Seller’s knowledge, the Companies are not breaching or infringing any license or permit that may reasonably have, either individually or collectively, a Material Adverse Effect or that may significantly interfere with the consummation of the transactions contemplated hereunder.
3.10 Taxes. (a) Except as set forth in Annex 3.10, to the best of the Seller’s knowledge the Companies have timely paid or cancelled all Taxes related to the Companies which become due and payable during all the periods until and including the Execution Date. To the best of the Seller’s knowledge, the Companies have duly and timely filed all the tax returns, reports and forms that must be filed in relation to any Tax related to the Companies for all the periods until and including the Execution Date, except whenever the lack of such filing would not bring about Material Adverse Effects. To the best of the Seller’s knowledge, the Companies have no pending obligations involving tax dues payment and/or filing of returns, reports and forms to be filed in relation to any Tax related to the Companies for all periods until and including the Execution Date that may have a Material Adverse Effect.
(b) The term “Tax” means any Taxes, and “Taxes” means taxes, duties, charges, impositions, contributions, or fees of any kind, together with any surcharges or additional amounts, interest and penalties with respect thereto that may be imposed by the federal, provincial, municipal or foreign government with taxing powers.
3.11 Brokers. The Seller has not retained any broker in relation to the transactions hereunder and is not under any obligation or agreement to pay any finders’ fee or any similar payment whatsoever.

3.12 Absence of Certain Changes. To the best of the Seller’s knowledge, except for the information furnished under Annex 3.12, as from December 30, 2008 and until the Execution Date, the Companies have been conducted in the ordinary course of business and have not:
(i)	been subject to any Material Adverse Effect;

(ii)	declared, set aside or paid any dividends as regards the outstanding Membership Interests or shares;

(iii)	been subject or received threat of strikes, labor conflicts, work slowdown or strike (except for those of a national or regional impact) that may bring about a Material Adverse Effect;

(iv)	substantially reassessed any of its material assets;

(v)	borrowed any loan in money, sold or issued debt securities, except in the ordinary course of business;

(vi)	repaid or prepaid liabilities or obligations, or pardoned or satisfied debts or claims or waived rights or claims in its favor, except in the ordinary course of business;

(vii)	made payments or granted loans in money to third parties or legal entities except in the ordinary course of business;

(viii)	licensed, sold, transferred, pledged, changed, disclosed to the public, sold or allowed the forfeiture of any right of intellectual property;

(ix)	allowed that any of its material property or assets in excess of US$100,000 be subject to material Encumbrances;

(x)
sold, transferred or leased (as lessor) any material assets, except for the following exploration and exploitation rights assignment agreements of the following hydrocarbon areas that are pending approval from the authorities in Peru:

Lot 110: 50% to Ecopetrol del Perú (assignment agreement executed on February 25, 2009 with PEPSA)
Lot 117: 25% to Ecopetrol del Perú (assignment agreement executed on el March 5, 2009) with PEPSA)
Lot 117: 25% to Inpex North Peru Ltd (assignment agreement executed on February 10, 2009 with PEPSA)

(xi)	made any change in the methods, policies, practices or accounting principles, except in compliance with the GAPP applicable to each of the Companies (as the case may be);

(xii)	amended, renegociated or terminated (unless for full performance) any material contract;

(xiii)	waived, or forfeited for its own fault, any tax or promotional benefit to which it was entitled and that could bring about a Material Adverse Effect; or

(xiv)	agreed in writing to perform any of the actions described in this Clause 3.12.

3.13 Governmental Authorizations. Except as set forth in Annex 3.13, to the best of the Seller’s knowledge, no consent, approval, authorization, order, presentation, registration or license of any court, governmental authority of the Republic of Argentina, the Kingdom of Spain, the Republic of Peru, the Republic of Ecuador or the Bolivarian Republic of Venezuela or third party is necessary in order for the Seller to execute and deliver this Agreement or to consummate the transactions set forth hereby.
3.14 Title to the Assets of the Companies; No Liens. (a) Except as set forth in Annex 3.14(a), to the best of the Seller’s knowledge, the Companies have valid title to, or valid and binding title under a lease or license over all of its assets, free from any Encumbrances, claims, charges and security interests.
(b) To the best of the Seller’s knowledge, the Companies have valid title to, or a valid and binding interest in all the real and personal property items used by the respective Companies to conduct their businesses.
3.15 Oil Contracts. (a) Annex 3.15 (a) sets forth (i) all the Hydrocarbon Concessions and Exploration Permits included in the Oil and Gas Assets, (ii) all the contracts included in the Oil and Gas Assets related to the payment of royalties, common interest areas, leases, bonds, use and the sale and commercialization of Hydrocarbons, and (iii) all the contracts included in the Oil and Gas Assets related to the processing and transportation of Hydrocarbons (items specified under (i) to (iii) above hereinafter collectively referred to as the “Oil Contracts”). Except as set forth in Annex 3.15(b) none of the Companies have received any written notice informing of any violation of any Hydrocarbons Concession, except for violations which individually or collectively are not susceptible of resulting in a civil action, penalty, sanction or loss in excess of US$5,000,000 (Five Million US Dollars) or any charge, liability or criminal sanction.
(b) Except as set forth in Annex 3.15(b), (x) the Oil Contracts have been executed in full conformity with the interpretation of laws in force at the time of their execution, and to the best of the Seller’s knowledge there is no governmental statement challenging the validity of the Oil Contracts as regards each and every Company that is a party thereto and the effectiveness of such Oil Contracts, (y) as regards each Oil Contract, none of the Companies or any person party thereto violates or defaults any Oil Contract, and (z) to the best of the Seller’s knowledge no event has occurred which with the giving of notice or the lapse of time or both, may constitute a violation of or a default under any Oil Contract by any of the Companies parties thereto, or to the best of the Seller’s knowledge, by any other person who is a party to an Oil Contract.
3.16 Books and Records. To the best of the Seller’s knowledge, the books and records of the Companies are carried in accordance with the respective GAAP applicable to each of them according to the country of their incorporation or registration and consistent with the prudent and sound commercial practice, are complete and correct in all their material aspects and reflect, with reasonable detail, the transactions and assets and liabilities of the respective Companies.
3.17 Powers of Attorney. There are no powers of attorney conferred by the Company which are currently in effect apart from those set forth in Annex 3.17.

3.18 Undisclosed Liabilities. To the best of the Seller’s knowledge, as of the Execution Date, the Companies have no liability of any kind (whether accrued, absolute, fixed, liquidated, unliquidated or otherwise, due or to become due, and which are or not required to be disclosed in the balance sheets of the Companies pursuant to the respective applicable GAAP) except for those (i) reflected or reserved against in the Financial Statements, (ii) liabilities or obligations disclosed in Annex 3.18 attached hereto and which is made an integral part hereof and in the rest of the annexes hereto, or (iii) liabilities or obligations disclosed in this Agreement or (iv) liabilities or obligations that do not result in a Material Adverse Effect.
Notwithstanding the foregoing, the liability for the damages that arise from the liabilities set forth in Annex 3.18 pertaining to PEV shall be treated according to the provisions set forth in Article 6.1.3.
3.19 Restrictions on the Activities of the Companies. To the best of the Seller’s knowledge, except as set forth in Annex 3.19, there are no agreements, judgments, writs, orders or decrees binding upon the Companies that have the effect or may have the effect of prohibiting or affecting any commercial practice of the Companies, the acquisition of property by the Companies or the conduct of business of the Companies as they are currently conducted.
3.20 Environmental Matters. To the best of the Seller’s knowledge, except as set forth in Annex 3.8, in Annex 3.18, in Annex 3.20(a) or the matters that, individually or collectively, are not susceptible of having a Material Adverse Effect, (a) to the best of the Seller’s knowledge the Companies hold and operate their assets substantially in compliance with all Environmental Laws; (b) to the best of the Seller’s knowledge, there are no pending environmental claims from the competent authorities or, to the best of the Seller’s knowledge, threatened against the Companies, and the Companies have not received any written notice of an alleged, real or prospective liability for, or any interrogatory or investigation related to, an alleged violation or breach of any Environmental Law; (c) except as permitted by, or whenever no liability would arise under, an Environmental Law, to the best of the Seller’s knowledge there are no underground storage tanks located in any property owned, leased or operated by the Companies; and (d) to the best of the Seller’s knowledge, the Companies have not released, or to the best of the Seller’s knowledge, no other party has released, on, in or within the property subject to the Oil Contracts in amounts or levels that require any remediation or disclosure thereof pursuant to any Environmental Law or as regards which the Companies could be subject to liability or sanctions according to the Environmental Laws. All written reports made in relation to any investigation, survey, audit or environmental examination in relation to the Oil and Gas Assets prepared by or in the name of the Seller or the Companies or that are otherwise in possession of the Seller or the Companies, have been placed at the disposal of the Buyer and are set forth in Annex 3.20(b) (the “Environmental Reports”).
3.21 Purchase Option Right. To the best of the Seller’s knowledge, there is no Purchase Option Right.
3.22 Labor Matters. (a) Annex 3.22(a) sets forth as of the Execution Date the name, date of hiring of and position held by each regular employee, whether full time or part time, working at each of the Companies and of any employee of the Companies that is enjoying any authorized license and is entitled to return to his/her employment (the “Employees”) and the organization charts of the respective Companies.

(b) The Companies carry registries as regards the employment and antecedents of the employment of each Employee pursuant to the applicable laws in the matter. As relevant for each employee, such file contains documents such as bonuses, commissions, benefits, prior requirements, accrued bonuses, accrued sick leaves, accrued severance payments, accrued pension benefits, accumulated holidays and any litigation involving such Employee and the respective Company in accordance with the applicable laws. The Companies comply with their obligations as regards personal data protection in accordance with the applicable law in each case.
(c) Except as set forth in Annex 3.22(c) attached hereto, there are no (i) strikes, litigation, slowdown, representation or strike campaigns as regards the employees of any of the Companies or to the best of the Seller’s knowledge, threatened against or affecting any of the Companies, (ii) complaint or arbitration proceedings arising from collective bargaining agreements to which the Companies are parties (other than informal complaints), (ii) pending claims for disloyal practices in union matters or to the best of the Seller’s knowledge, threatened against any of the Companies, or (iv) collective bargaining agreements or other agreements with the unions applicable to persons employed by any of the Companies, and there are no activities or procedures from any of such unions to organize such employees.
3.23 Royalties and Mining Surface Fee. Except as set forth in Annex 3.23, as of the Execution Date (a) all the representations to be made by each of the Companies, or to the best of the Seller’s knowledge, by the operator in relation to the Royalties and mining surface fees [cánones] as regards the Hydrocarbon Concessions and Exploration Permits in or after the Execution Date have been duly filed with the relevant authorities; (b) to the best of the Seller’s knowledge, such representations are true, complete and correct for the periods they cover; (c) all the Royalties, mining fees [cánones] and rentals accrued before the Execution Date and payable by any of the Companies before such date as regards the Hydrocarbon Concessions and Exploration Permits have been fully paid and cancelled; and (d) no amount is due whatsoever on account of royalties, mining surface fees [cánones], interest, penalties or sanctions that may have a Material Adverse Effect.
3.24 Bank Accounts. Annex 3.24 contains a list specifying the names and locations of each of the banks where the Companies have accounts and/or safe deposit boxes and the numbers thereof.

ARTICLE 4. REPRESENTATIONS
AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller as follows:
4.1 Organization and Good Standing. The Buyer is a company duly organized, validly existing and in good standing under the laws of the Netherlands and has all requisite powers and authority to own or dispose of its assets and to carry out its respective business as currently conducted, to own the assets of its property, to consummate the transactions hereunder and to perform its obligations arising hereof.
4.2 Authorization. All the corporate actions and any other kind of action to be performed by the Buyer, including without limitation, all the actions to be taken by the directors, shareholders or officers of the Buyer to authorize the Buyer to execute and perform this Agreement have been duly and correctly performed. This Agreement has been duly executed by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against the Buyer according to the terms hereof.
4.3 Compliance. The execution and delivery of this Agreement and the consummation of the transactions hereunder shall not:
(a) violate any terms or conditions, or amount to a default under or breach of, as the case may be: (i) the articles of organization or by-laws of the Buyer; or (ii) any contract, mortgage, title, bond, trust agreement, license or other document or covenant, whether oral or written, whereby the Buyer or any of its controlling companies may be bound, or whereby any of its assets or property may be affected; or
(b) violate any provision, regulation, writ, order or decree of any court, administrative agency or governmental body.
4.4 Litigation. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the best of the Buyer’s knowledge threatened against the Buyer, that may challenge the validity of this Agreement or any measure adopted or to be adopted in relation to this Agreement or the consummation of the transactions contemplated herein.
4.5 Brokers. The Buyer has not retained any brokers in relation to the transactions hereunder and is not under any obligation or agreement to pay any finder’s or brokerage fee or similar payment.
4.6 Governmental Authorizations. Except as set forth in Annex 4.6, to the best of the Buyer’s knowledge, no consent, approval, authorization, order, presentation, registration or license of any court, governmental authority or third party is necessary for the Buyer to execute and deliver this Agreement or to consummate the transactions set forth hereby.
4.7 Financial Standing. The Buyer has sufficient freely available funds to pay the Purchase Price and make any other payment that must be made in accordance herewith and shall not be prevented from making such payments according to the terms hereof.

ARTICLE 5. CLOSING DATE AND DOCUMENTS
5.1 Date and Place of Closing. The assignment and transfer of the Transferred Membership Interests provided hereunder (the “Closing”) shall take place at the offices of the Notary Public in Madrid, Ignacio Ramos Covarrubias, simultaneously with the execution of this Agreement and its formalization in a public instrument in Spain.
5.2 Documentation of the Seller. The Seller hereby carries out the following actions:
(i) Delivers to the Buyer copies of the corporate resolutions certified by a notary public that authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.
(ii) Signs and sends notice to PVIE informing the sale and transfer of the Transferred Membership Interests in favor of the Buyer so that PVIE may record such transfer in the book of registry of shareholders.
5.3 Obligations of the Buyer. (a) The Buyer undertakes to amend, immediately after the Execution Date, the By-Laws of PVIE and/or the Companies that may be necessary in order to implement the provisions of this Agreement that are applicable thereto. The members agreement in force shall be terminated by operation of law as from the Execution Date.
(b) The payment of the Purchase Price under Clause 2.2 hereof shall be made as follows (the “Price Payment Date”):
(i)	First Installment: On April 28, 2009 the Buyer shall pay to the Seller the amount of US$180,000,000.00 (One Hundred and Eighty Million US Dollars) (the “First Installment”);

(ii)	Second Installment: On July 8, 2010 the Buyer shall pay to the Seller the amount of US$350,000,000 (Three Hundred and Fifty Thousand Dollars (the Second Installment).

(iii)	Third Installment: On June 1, 2011 the Buyer shall pay to the Seller the amount of US$89,400,000 (Eighty Nine Million Four Hundred Thousand US Dollars (the Third Installment).
The amounts pertaining to the First Installment, the Second Installment and the Third Installment shall be adjusted pursuant to Clause 2.2 (b).
The Parties by mutual agreement may prepay the total or partial amount of the Second and/or Third Installment. However, such prepayment must be requested by the Seller to the Buyer 30 days in advance.
(c) The Parties agree that, within a 90 day term, they shall discuss and agree upon a transition plan as regards the corporate management of PVIE. Whilst such plan is not yet in place, PESA shall continue acting as manager of PVIE, in accordance with the interest and orientations of PIB BV.

(d) The Parties agree that, within a 90 day term calculated as from the Execution Date, the Buyer shall exercise its best efforts to replace the guarantee furnished to BNP Paribas on January 24, 2007 by the Seller as regards the obligations undertaken by Petrobras Energía Perú in the loan executed with such bank on the referred date. During such term, the Seller shall keep the furnished guarantee in force.
ARTICLE 6. INDEMNIZATION
6.1 Indemnization by the Seller
6.1.1 Subject to the limitations established in this Article 6, the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and each of its shareholders, Affiliates, officers, directors, employees, agents, successors and assignees (the Buyer and such persons hereinafter collectively referred to as “Buyer’s Indemnified Parties”), from and against any claim, complaint, lawsuit, proceeding, judgment, loss, damages, payment, sanction or loss (including interest, sanctions, preparation and investigation costs and attorneys’ reasonable fees) (collectively, “Losses”) imposed on, sustained, incurred or suffered by the Buyer’s Indemnified Parties due to (a) the breach of any representation or warranty of the Seller formulated hereunder and (b) the default of any covenant, agreement or obligation of the Seller hereunder.
6.1.2 The maximum amount that the Buyer shall be entitled to obtain pursuant to this Clause 6 shall amount to twenty per cent (20%) of the Purchase Price.
6.1.3 The limitation referred under Clause 6.1.2. shall not be applicable to the liabilities to which PEV is party and which are disclosed in Annex 3.18, the Seller bearing the payment or reimbursement of any cost or damages that PEV may have to pay thereon.
6.1.4. Unless otherwise expressly stipulated herein, the statute of limitations applicable to the Seller’s liability for any claims arising from the breach of any representation, warranty, agreement, covenant and indemnity obligations shall expire within 5 (five) years calculated as from the Execution Date, thereafter the right to bring legal action against the Seller shall be forfeited and without effect, except for the breaches of the representations, warranties, agreements, covenants and indemnity obligations contained in the Original Purchase and Sale Agreement, which scope and statute of limitations shall be governed by the terms of such agreement.
6.2 Indemnization by the Buyer
6.2.1 Subject to the limitations set forth under this Article 6, the Buyer agrees to indemnify, defend and hold harmless the Seller and each of its shareholders, Affiliates, officers, directors, employees, agents, successors and assignees (the Seller and such persons hereinafter collectively referred to as the “Sellers Indemnified Parties”), from and against any Losses that may be imposed on, sustained, incurred or suffered by the Sellers Indemnified Parties due to: (a) any incorrect representation made by the Buyer hereunder; (b) the breach of any warranty formulated by the Buyer hereunder and (c) any default of any covenant, agreement or obligation of the Buyer in accordance hereof.

6.2.2 The maximum amount that the Seller shall be entitled to obtain under this Article 6 shall amount to twenty per cent (20%) of the Purchase Price.
6.2.3 Unless otherwise expressly stipulated under this Agreement, the statute of limitations applicable to the Buyer’s liability for any claims arising from the breach of any representation, warranty, agreement, covenant and indemnity obligations of the Buyer shall expire within 5 (five) years calculated as from the payment of the Price, thereafter the right to bring legal action against the Buyer shall be forfeited and without effect.
6.3 Notices and Time to Defend. Upon the occurrence of an event that according to the determination of any of the Parties amounts to an event subject to indemnification pursuant to Clauses 6.1 or 6.2 hereof, the Party seeking to obtain an indemnization (the “Indemnified Party”) shall immediately notify such circumstance to the Party obliged to provide the indemnification (the “Indemnifying Party”). If such event involves (a) a claim, or (b) the commencement of any third party action or proceeding, the Indemnified Party shall give written notice to the Indemnifying Party of such claim or the commencement of such action or proceeding within fifteen (15) days as from the date on which the Indemnified Party became aware thereof; provided, however, that the delay in the notice or failure to give notice to the Indemnifying Party shall only release the Indemnifying Party of its obligations to the extent, if such is the case, that such Indemnifying Party would be damaged by such delay or failure. The Indemnifying Party shall be entitled to a thirty (30) day term to give and answer thereof. If the Indemnifying Party accepts its liability within such thirty (30) day term, the Indemnifying Party shall be under the obligation of settling or defending, for its own account and with legal counselors chosen by the Indemnifying Party and reasonably satisfactory for the Indemnified Party, such matter, and the Indemnifying Party shall provide to the Indemnified Party the guarantees reasonably required by the Indemnified Party to ensure that the Indemnifying Party shall undertake and bear full responsibility for the matter. If the Indemnifying Party answers within such thirty (30) day period and denies its liability for such matter, whether in full or in part, or fails to answer, the Indemnified Party shall be free to file, notwithstanding its rights hereunder, the remedies available for the Indemnified Party under the applicable laws, for the account of the Indemnifying Party. The Indemnified Party agrees to provide full collaboration to the Indemnifying Party and its legal advisors in the defense of the assessed liability. At any event, the Indemnified Party shall be entitled to participate in a non-controlling manner and for its own account in the defense of the assessed liability. Any settlement as to the liability by the Indemnifying Party shall require the prior written consent of the Indemnified Party and until such consent has not been obtained, the Indemnifying Party shall continue defending the liability assessed. If, however, the Indemnified Party refuses to give its consent for a good faith settlement offer that the Indemnifying Party is willing to accept, the Indemnified Party may continue handling such matter, free from any participation of the Indemnifying Party, for the account of the Indemnified Party exclusively. In this case, the obligation of the Indemnifying Party vis-à-vis the Indemnified Party shall be equal to the following, whichever is lower (i) the amount of the settlement offer that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date in which the Indemnifying Party notifies the settlement offer to the Indemnified Party and (ii) the actual amount that the Indemnified Party must pay as a consequence of the Indemnified Party’s decision of continuing handling such matter. The Indemnifying Party shall be entitled to seek reimbursement from the Indemnified Party of any additional costs incurred by the Indemnifying Party as results of the Indemnified Party decision to continue handling the matter.

6.4 Reduction on account of Insurance or Third Party Payments. Any amount payable by the Indemnifying Party to or on behalf or in the name of the Indemnified Party pursuant to this Article 6 shall be reduced (including, without limitation, retrospectively) the amount of any proceeds stemming from insurances or any funds received from third parties actually recovered for or on behalf of the Indemnified Party and that reduces the related indemnification loss (la “Indemnification Loss”). The amounts payable, so reduced, shall be referred to hereinafter as the “Indemnification Payment”. If the Indemnified Party would have received, or if the Indemnifying Party would have paid on its behalf, an Indemnification Payment as regards an Indemnification Loss and would have subsequently received, directly or indirectly, the proceeds of any insurance or any third party funds (that would duplicate in whole or in part the Indemnification Payment) as regards such Indemnification Loss, the Indemnified Party shall immediately pay to the Indemnifying Party the amount of such insurance proceeds or third party funds received, or if lower, the amount of the Indemnification Payment. The Parties hereto agree that the above shall not affect the subrogation rights of any insurance company that makes any payments in compliance herewith.
6.5. Waiver. The Parties expressly waive to invoke the statutory regime provided under Article 1532 of the Spanish Civil Code in relation to the sale of assets, applying in lieu thereof the terms of this Agreement and in particular the indemnification procedure set forth in Article 6.
ARTICLE 7. PROSPECTIVE COMPENSATION
FOR DISCOVERY
7.1. The Parties acknowledge and represent that PEP, in its capacity as partner of the Joint Operating Agreement of Lot 57, is conducting exploration activities for the discovery of commercially exploitable Hydrocarbons over a portion of the Lot 57, referred to as “Prospecto Kinteroni”.
7.2. As of the date hereof no discoveries of commercially exploitable Hydrocarbons have been made as results of the exploration works in “Prospecto Kinteroni”.
7.3. The Parties agree to negotiate in good faith in accordance with the arm’s length transaction principle, a compensation in favor of the Seller reflecting the value of the “Prospecto Kinteroni” in market conditions or, in the alternative, the non-participation of the Buyer and its respective compensation. Such negotiation and agreement may occur at any time but restricted to a maximum 180 day period calculated as from the time when the discovery is declared to be commercially feasible before the enforcement authority of the Republic of Perú.
ARTICLE 8. MISCELLANEOUS
8.1 Expenses. Except as otherwise set forth herein, and provided however that the Non-Defaulting Party may seek reimbursement from the Defaulting Party for any costs and expenses incurred by the Non-Defaulting Party as a consequence of the default (including, without limitation, all legal expenses and costs), each of the Parties hereto shall pay its own costs and expenses incurred or to be incurred in the negotiation, closing and enforcement hereof. The costs and expenses arising from the execution hereof as a public document shall be borne by the Parties on a 50/50 basis.

8.2 Notices. (a) All notices, requests, demands and other communications hereunder (collectively the “Notices”) shall be made in writing by fax and immediately delivered personally or by mail, postage prepaid and return receipt requested, provided that the contents thereof can be evidenced, as follows:
To the Seller:
Petrobras Energía S.A.
Maipú 1,
C1084ABA Ciudad de Buenos Aires
República Argentina
Att: Decio Oddone da Costa
To the Buyer:
Petrobras International Braspetro BV
Prins Bernardplein 200
JB 1097 Amsterdam
Netherlands
Att: Alexandre Penna Rodrigues / Marcos Antonio Zacarias
(b) All notices shall be deemed delivered upon actual receipt thereof in the case of delivery by fax (return receipt requested) during office business hours of the addressee, or by personal delivery or ten days after having been deposited in the mail, addressed as specified in Clause 8.2(a) hereof, as the case may be. Each of the Parties shall in the future notify the other party by fax and by letter in accordance with Clause 8.2 any change in the domicile or of the designated person to who notices must be addressed.
8.3 Counterparts. This Agreement is executed in two (2) counterparts, each of which shall be deemed an original and the two, collectively, one single instrument. Likewise, such counterparts shall only be valid if they carry the signatures of the Buyer y the Seller, except for the Annexes hereto which shall be deemed valid if they carry the initials of any of Jose Sánchez Montalbán or Ricardo Flores Gallardo on behalf of the Seller and Marcos Antonio Zacarias or Alvaro Bahia on behalf of the Buyer.
8.4 Entire Agreement. This Agreement and all its Annexes contain the entire agreement between the Parties hereto with respect to the transactions contemplated hereunder and supersedes all prior negotiations, representations, covenants, offers and contracts, whether written or oral, executed by the Parties before the Execution Date. No waiver, amendment, or change of any disposition herein or Annexes hereto shall be valid unless executed in writing and duly signed by the Buyer and/or its successors and permitted assigns and the Seller and/or its successors and/or permitted assigns.
8.5 Headings. The headings of this Agreement and of the Annexes hereto are for convenience purposes only and shall not affect the meaning or interpretation of this Agreement.

8.6 Assignment and Amendment of the Agreement. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns. This Agreement may not be assigned, by operation of law or otherwise, without the prior written consent of the other Party, except if the assignee is an Affiliate, controlled or controlling company of the assignor. This Agreement may only be amended by written agreement of the Parties hereto, which must be duly signed by an authorized representative of each of the Parties hereto.
8.7 Applicable Law. Jurisdiction. (a) The interpretation, validity and rights and obligations arising under this Agreement shall be governed by and construed in accordance with the laws of Spain.
(b) Any dispute or controversy (“Dispute”) of any kind and nature that may arise as results or in relation to this Agreement shall be resolved in any of the following manners:
(i) By mutual agreement by the Buyer and the Seller involved in the Dispute, by means of a letter signed by the Parties hereto, whereby the president of the Seller or the executive officer designated by the president and the president of the Buyer or the executive officer designated by the president shall personally negotiate the resolution of the Dispute. If the designated executives cannot resolve the Dispute within twenty (20) days as from their first conversation, they must undertake to attend a personal meeting in a place to be agreed upon for two (2) full days in order to negotiate a solution for the Dispute, and only if they cannot resolve the Dispute in accordance with this item, the Dispute shall be resolved as established under Clause 8.7 (b) (ii) below. The letter containing the mutual consent to negotiate may establish the rules, proceedings, time periods and other matters agreed upon by the Parties.
(ii) If the Parties cannot resolve the Dispute in accordance with item (i) above the Dispute shall be subject to arbitration of law in accordance with the arbitration rules of the International Chamber of Commerce informing its decision in writing. All decisions adopted by the Arbitration Tribunal shall be final and non-subject to appeal. The arbitration shall be conducted in the city of Madrid, Spain, in Spanish and the Arbitration Tribunal shall be composed of three arbitrators that shall be designated in accordance with the applicable arbitration rules. Proceedings may be consolidated if the Parties would have between them one single arbitration proceeding. The arbitrators may not decide any controversy taken before them ex aequo et bono and in all cases they shall apply the terms and conditions of the Agreement and subsequently the laws of Spain. All resolutions adopted by the arbitration tribunal in relation to any claim, dispute or difference related or originated from this Agreement, either in questions of law or of fact, shall be binding upon the Parties only in relation to the same arbitration procedure, thus, the Parties being unable to raise any resolution contained in such arbitration award in any other arbitration or court proceeding for any purpose other than the enforcement of such award. The Parties undertake to acknowledge the arbitration award rendered by the chosen arbitration tribunal as final and binding and consequently, the Parties undertake to perform in good faith the award adopted by such arbitration tribunal. The Parties waive any right to appeal before any court that, if the above paragraphs would not apply, would have jurisdiction to resolve the Dispute. However, the Parties may seek court aid in any jurisdiction to enforce the resolutions of the Arbitration Tribunal.

8.8 Currency of Payment. Unless otherwise established hereunder, the payment of the Purchase Price, as well as any other amount payable under this Agreement by the Buyer to the Seller, shall be made free from expenses, bank commissions and taxes on bank transfers, in immediately available US Dollars, in the City of New York, United States of America. No payment shall be cancelled until the Seller receives freely disposable US Dollars in the City of New York for an amount equal to the sum due. All expenses and taxes incurred related to the payment mechanisms provided in this Clause shall be borne by the Party liable for making such payment.
8.9 Additional Stipulations. Each of the Parties agrees that it will execute and deliver, or cause the execution and delivery, on or after the date hereof, any other instruments and shall take all reasonable measures necessary to transfer the Transferred Membership Interests, and to make all payments to the Seller, under the terms established hereunder and to make the transactions contemplated herein in furtherance of the provisions and subject matter of this Agreement. Additionally, the Seller undertakes to deliver the notarial instruments and/or public documents evidencing the Seller’s title to the Membership Interests transferred hereby to the Spanish Notary Public that the Parties may chose so that the transfer of the Transferred Membership Interests is recorded in the referred public documents.
8.10 Severability. If any provision of this Agreement is declared invalid or unenforceable by any court of competent jurisdiction, such declaration shall not affect the remainder of the provisions hereof and shall not make them invalid, inapplicable or unenforceable. The Parties agree to make their best efforts to replace any invalid or unenforceable provision for a valid and enforceable provision that complies with, to the largest possible extent, the goals borne in mind by the Parties upon including such invalid or unenforceable provision in the Agreement.
8.11 Incorporation of the Annexes. The Annexes hereto are incorporated herein and shall be deemed an integral part hereof as if their full text would be included herein. Any reference to “this Agreement” and the terms “herein”, “hereof” and terms of similar meaning refer to this Agreement (including its Annexes as a whole). In the event of any conflict between the provisions of this Agreement and the provisions of the Annexes, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, the Seller and the Buyer have duly executed and delivered this Agreement on the day and year first above mentioned.

PETROBRAS ENERGÍA S.A.
As Seller

By:	/s/ José Sanchez Montalban
Name: José Sanchez Montalban
Title: Attorney

PETROBRAS INTERNATIONAL BRASPETRO BV,
As Buyer

By:	/s/ Marcos Antonio Zacarias
Name: Marcos Antonio Zacarias
Title: Director

ANNEX A
DIRECT SUBSIDIARIES OF PVIE
1.	PERU

PVIE is the holder of 144,700,990 registered shares of US$1 nominal value each and carrying one vote per share, fully subscribed for and paid up, representing 99.79% of the ordinary voting capital stock in PEP.

2.	VENEZUELA

PVIE is the holder of 96,807,204 common, registered shares, of Bs.284.80 nominal value each and carrying one vote per share, fully subscribed for and paid up, representing 100% of the common voting capital stock in PEV.

3.	ECUADOR

PVIE is the holder of 99,999 common, registered shares of US$1 nominal value each and carrying one vote per share, fully subscribed for and paid up, representing 99.999% of the common voting capital stock in CP31Oil.

ANNEX 1.1
DEFINITIONS
As used in this Agreement the following terms shall have the meanings set forth below for the purpose of the interpretation of the Agreement:
1) “Oil and Gas Assets” means (a) the Hydrocarbons Concessions, Export Permits and other Oil Contracts; (b) the Tangible Assets and (c) the Inventories.
2) “Affiliate” means, with respect to any person, any company or legal entity directly or indirectly controlling, controlled by or under common control with such person. For the purposes of this definition, “control” when used in relation to any specific person means the power to direct the management and the policies of such person, whether directly or indirectly, either through the ownership of voting securities and/or interests, by contract or otherwise.
3) “to the best of the Seller’s knowledge” or other term of similar meaning means: according to the knowledge of the Seller or any officer or employee of the Seller responsible for the matter at stake, knowledge that such officer or employee actually haS, had at some time or should reasonably have in the ordinary course of the performance of duties after making reasonable inquiries as regards the matter at stake.
4) “Argentina” means the Republic of Argentina.
5) “Tangible Assets” means the tangible depreciable equipment and facilities used for the production of Hydrocarbons in the lots of the Hydrocarbon Concessions or for the dehydratation, processing, gathering, treatment, measurement, storage or transportation of such Hydrocarbons, including gas plants, oil batteries, buildings, compressors, production equipment, active, inactive or dismantled oil pipes, well heads, gathering pipes, connections of oil pipes, meters, generators, motors, compressors, purificators, dehydrators, depurators, separators, bombs, bomb units, tanks, boilers and communication equipment.
6) “Closing” has the meaning set forth in Clause 5.1 hereof.
7) “Buyer” has the meaning set forth the Preamble hereof.
8) “Hydrocarbon Concessions” means the rights regulated by the applicable laws and regulations, by virtue of which the Companies (other than PVIE) are entitled to explore, drill, recover, produce, develop, remove and dispose of the Hydrocarbons set forth in Annex 3.15(a).
9) “Agreement” has the meaning set forth in the Preamble hereof.
10) Original Purchase and Sale Agreement has the meaning set forth in the IV Whereas Clause herein.
11) “Oil Contracts” has the meaning set forth in Clause 3.15.

12) “Control” [definition according to Spanish law]. Include in the definition the terms “Controlling” and “Controlled”.
13) “Dispute” has the meaning set forth in Clause 8.7(b).
14) “CP31OIL” means Compañía Petrolera 31 Oil S.A., a corporation [sociedad anónima] organized and existing under the laws of the Republic of Ecuador, with legal domicile at Av. Amazonas N39-123 y Arízaga, Edificio Amazonas Plaza, Quito, República del Ecuador.
15) “Purchase Option Right” means the purchase option, preemptive right or similar right whereby a third party has a right to acquire or purchase the aggregate or a portion of the Oil and Gas Assets as a consequence of having agreed to sell, or having sold the Transferred Membership Interests in accordance hereof.
16) “Business Day” means any day other than Saturday, Sunday or a day on which banks in Buenos Aires, Río de Janeiro, Madrid, Amsterdam and New York are authorized or obligated by law or by executive order to close.
17) “Material Adverse Effect” means any change, effect, event, circumstance or occurrence that, individually or in the aggregate with all the other changes, effects, events, circumstances or occurrences that took place before the date of determination of the occurrence of a material adverse effect, is or would be likely to be materially adverse to the assets or financial condition, results of the operations of the Companies; provided however that a Loss incurred by the Companies of less than US$5,000,000 (Five Million US Dollars) shall not be deemed a Material Adverse Effect; and provided that the effects of the changes occurring from or in relation to (i) the global economy or capital markets in general or (ii) general changes in the conditions of the industries where the Companies operate commercially whenever they do not involve changes in the legal framework or (iii) the consummation of the transactions contemplated hereunder shall not amount to Material Adverse Effects.
18) “Employees” has the meaning set forth in Clause 3.22(a).
19) “Capital Increase Notarial Instrument” has the meaning set forth in Clause 2.1.
20) “Spain” means the Kingdom of Spain.
21) “Financial Statements” has the meaning set forth in Clause 3.6 hereof.
22) “Inventories” means all the liquid Hydrocarbons marketable produced or attributable to the Oil and Gas Assets, that are in oil pipelines, vessels, oil tankers, or stored as of the Execution Date, as well as all the gaseous Hydrocarbons produced or attributable to the Oil and Gas Assets that are found in the oil pipelines or in storage facilities as of the Execution Date.
23) “€” or “Euros” means the Euro or any other currency that may replace the Euro as legal tender in the European Economic Community.

24) “Execution Date” means the date of execution of the Agreement.
25) “Price Payment Dates” has the meaning set forth in Clause 5.3(b) hereof.
26) “Encumbrance” means any encumbrance (arising by operation of law or otherwise), mortgage, trust instrument, pledge, assignment, charge, security interest, purchase option, easement, restrictive covenant, right of first refusal, preemptive right, usurpation, conditional sale or ownership withholding right, rights or obligations for interest accrued, net income, royalties, joint venture whether voluntarily agreed upon or arising by operation of the law.
27) “Hydrocarbons” means oil, natural gas and all other related hydrocarbons (including liquid hydrocarbons) as well as any other substance, whether liquid, gaseous or solid, whether it is or not an hydrocarbon, produced in combination with hydrocarbons, natural gas or related hydrocarbons, with the extent given thereto by the Hydrocarbon Concessions.
28) “Tax” or “Taxes” has the meaning set forth in Clause 3.10(b).
29) “Environmental Reports” has the meaning set forth in Clause 3.20.
30) “Environmental Laws” means the applicable laws related to the protection of human health from the exposure to Hazardous Substances or the protection of the environment (including any law applicable to the generation, use, storage, treatment, disposition, release, threat of release, discharge or emission of Hazardous Substances to the environment whether interior or exterior).
31) “Notices” has the meaning set forth in Clause 8.2.
32) “Indemnification Payment” has the meaning set forth in Clause 6.4.
33) “Party” means indistinctly the Seller or the Buyer, and the term “Parties” includes both the Seller and the Buyer.
34) “Indemnified Party” has the meaning set forth in Clause 6.3.
35) “Indemnifying Party” has the meaning set forth in Clause 6.3.
36) “Membership Interests” has the meaning set forth in Whereas Clause (II) hereof.
37) “Transferred Membership Interests” has the meaning set forth in Clause 2.1.
38) “GAAP” means the generally accepted accounting principles as in effect in the respective country where the Companies have to prepare and file their financial statements.
39) “PEP” means Petrobras Energía Perú S.A., a corporation [sociedad anónima] organized under the laws of Perú, with legal domicile at Amador Marino Reyna 285, piso 5°, office 501, City of Lima, Perú.

40) “Indemnification Loss” has the meaning set forth in Clause 6.4.
41) “Losses” has the meaning set forth in Clause 6.1.1.
42) “Exploration Permits” means the rights regulated by the applicable laws and regulations by virtue of which the Companies (except for PVIE) are entitled to explore, drill, carry out seismic works, and any other works to discover the Hydrocarbons set forth in Annex 3.15(a).
43) “Buyer’s Indemnified Parties” has the meaning set forth in Clause 6.1.1.
44) “Sellers Indemnified Parties” has the meaning set forth in Clause 6.2.1.
45) “PESA” has the meaning set forth in the Preamble hereof.
46) “PEV” means Petrobras Energía Venezuela S.A., a corporation [sociedad anónima] organized under the laws of República Bolivariana de Venezuela, domiciled at Avenida Venezuela, Torre Lamaletto, piso 8, Urb. El Rosal, Caracas 1060, República Bolivariana de Venezuela.
47) “Purchase Price” has the meaning set forth in Clause 2.2(a).
48) “First Installment” has the meaning set forth in Clause 5.3.(b)(i).
49) “PIBBV” has the meaning set forth in the Preamble hereof.
50) “Royalty” means a payment attributable to the production of Hydrocarbons required by the Oil Contract or the applicable law, including any interest, penalties and additional taxes in relation thereof.
51) “Second Installment” has the meaning set forth in Clause 5.3.(b)(ii).
52) “Environmental Condition” means the environmental condition of the Oil and Gas Assets or any other assets that have been impacted by the Companies, regardless of whether they are owned by the Companies or by third parties.
53) “Companies” means, collectively or individually, PVIE, PEP, PEV and CP31OIL.

54) “Hazardous Substances” means hazardous substances, harmful or toxic, oil field waste (including residuary water and carbon dioxide), radioactive material, chloride, asbestos, polychlorinated biphenyls, contaminants and hazardous materials, including the substances, materials and waste regulated by Environmental Laws.
55) “Agreed Interest Rate” means LIBOR (London Interbank Offered Rate) for one year offered for US Dollar deposits for a twelve (12) month term exhibited in the screen “BBAM” of Bloomberg Financial Markets Service offered by the British Bankers’ Association (“BBA”) approx. at 11:00 a.m. (London city time) effective on the Execution Date. For the purpose of the calculation of interest pro-rata temporis, a 360-day year shall be used.
56) “Third Installment” has the meaning set forth in Clause 5.3.(b)(iii).
57) “US$” or “US Dollars” means the US dollars or any other currency that may replace it as the legal tender of the United States in the future.
58) “Seller” has the meaning set forth in the Preamble hereof.

ANNEX 3.6
Financial Statements of PVIE and PEP as of December 31, 2008
PEV has no financial statements as of December 31, 2008
for causes not attributable to the Seller